EXHIBIT 10.2

AUTOMATIC DATA PROCESSING, INC.

2008 OMNIBUS AWARD PLAN

FRENCH SUB PLAN

1.           Scope

This French stock option sub plan (the “French Sub Plan”) is established pursuant to and in accordance with the Automatic Data Processing, Inc. 2008 Omnibus Award Plan (the “Plan”) as a Sub Plan defined in Article 1 of the Plan.

The purpose of the French Sub Plan is to ensure that the French Options (as defined below) comply with the relevant provisions of Articles L. 225-177 to L. 225-186-1 of the French Commercial Code, French labor law and Article 163 bis C of the French tax code and tax administrative guidelines published by the French tax authorities (in particular, D. adm. 4 N-2431 and BOI 5 F-1-09) (“French Law”).

The French Sub Plan is applicable to Awards granted to employees and corporate officers of the Company’s French direct or indirect subsidiaries. The French Sub Plan shall also apply to employees and corporate officers of the Company and of its non-French direct or indirect subsidiaries that have been granted Awards under the Plan if and when they become subject to French income tax.

Solely for purposes of this French Sub Plan, any provision of the Plan or of the French Sub Plan in contradiction with French Law shall be void and automatically replaced by the applicable provisions under French law.

Solely for purposes of this French Sub Plan, the provisions of this French Sub Plan shall take precedence over conflicting provisions of the Plan.

2.           Definitions

Except as noted below, all capitalized terms not defined herein have the same meaning as such terms in the Plan.

“Closed Period” means any of the following periods if the Common Stock is listed on NYSE or NASDAQ or on any other similar regulated stock exchange as defined by French administrative guidelines 5 F-1-09 n. 24: (A) twenty (20) trading days after (i) the payment of a dividend; or (ii) an increase of share capital; (B) the period of ten (10) trading days preceding and following the disclosure to the public of the consolidated financial statements of the Company; or (C) the period as from the date the management of the Company (including the Board members) are aware of information which could, in the case it would be disclosed to the public, significantly impact the market price of the Shares, until ten (10) trading days after the date such information is disclosed to the public.

“Date of Exercise” shall mean the date of exercise of French Options by a French Participant, which shall not occur earlier than the end of the Vesting Period;

“French Effective Date” shall have the meaning ascribed to it in Section 16 below;

“French Eligible Employee” shall have the meaning ascribed to it in Section 3 below;

“French Exercise Price” means:

(a)           If the Common Stock is listed on NYSE or NASDAQ or on any other similar regulated stock exchange as defined by French administrative guidelines 5 F-1-09 n. 24: the higher of (i) the Exercise Price, (ii) 80% of the average of the closing trading prices of a Share during the twenty (20) trading days preceding the Date of Grant and (iii) 80% of the average purchase price of the treasury Shares held by the Company on the Date of Grant;

(b)           If the Common Stock is not listed on NYSE or NASDAQ or on any other similar regulated stock exchange as defined by French administrative guidelines 5 F-1-09 n. 24 published by the French tax authorities: the exercise price shall be determined by the Committee in accordance with the objective methods applicable to the valuation of shares taking into account the Company's net asset position, profitability and business plan, applying a specific weighting in each case. Those criteria shall be assessed, if applicable, on a consolidated basis. Failing this, the exercise price shall be determined by dividing the net asset value by the number of Shares.

“French Law” shall have the meaning ascribed to it in Section 1 above;

“French Options” shall have the meaning ascribed to it in Section 4 below;

“French Participant” means a French Eligible Employee who has been granted French Options in accordance with the French Sub Plan;

“French Sub Plan” shall have the meaning ascribed to it in Section 1 above;

“French Subsidiaries” means Subsidiaries of the Company that are organized under the laws of France and the share capital of which is at least 10% held by the Company (directly or indirectly) at the Date of Grant;

“Share” shall mean a share of Common Stock;

“Vesting Period” shall have the meaning ascribed to it in Section 7 below.

3.           French Eligible Employees

The beneficiaries of French Options (as defined below) (the “French Eligible Employees”) shall only be French Subsidiaries’ employees or corporate officers (mandataires sociaux as defined in Article L. 225-185 of the French Commercial Code) who do not hold individually more than 10% of the share capital of the Company at the Date of Grant.

4.           French Options

This French Sub-Plan is applicable only to Nonqualified Stock Options giving right to purchase existing Shares of the Company (the “French Options”).

In particular, French Eligible Employees shall not receive under this French Sub-Plan Nonqualified Stock Options giving right to subscribe for new Shares, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, Performance Compensation Award or Substitute Award.

The total number of French Options outstanding that have not been exercised shall at all times not represent more than one third of the share capital of the Company.

5.           Date of Grant

The Date of Grant of the French Options shall not occur during a Closed Period.

6.           French Exercise Price

The Exercise Price of the French Options shall be equal to the French Exercise Price.

The French Exercise Price (which is denominated in U.S. dollar) shall be paid by French Participants after conversion in Euro by application of the Euro/U.S. dollar daily exchange rate as published by the Banque de France on the Date of Exercise or, if no rate is available on that date, the first following daily rate published thereafter.

Article 7(d) of the Plan (“Method of Exercise and Form of Payment”) shall not be applicable to French Options.

7.           Vesting Period

French Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”), provided that the vesting shall not occur before the expiration of a 12-month period commencing on the Date of Grant (the “Vesting Period”).

Article 7 (c) of the Plan shall not be applicable to French Options.

8.           Holding Period

French Participants shall not be subject to a holding period of the Shares purchased under the French Sub Plan exceeding three (3) years as from the Date of Exercise.

The Shares resulting from the grant of French Options shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant before the expiration of a 48-month period commencing on the Date of Grant.

9.           Nontransferability

Article 14(b) of the Plan (“Nontransferability”) shall not be applicable to French Options.

No French Option shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than in case a French Participant dies, in which case the French Participant’s estate will have six months from the date of the death of the French Participant to exercise the French Options granted to the deceased French Participant to the extent that any vesting conditions that may be provided for such French Options (other than the condition provided for in Article 7, which will not be applicable in the case of death of the Participant) are met before the end of such six-month period.

10.           No change of Beneficiary

Article 14(g) of the Plan (“Designation and Change of Beneficiary”) shall not be applicable to French Options.

11.           Clawback/Forfeiture

Article 14(j)(ii) of the Plan (“Government and other regulations”) shall not be applicable to French Options.

Article 14(u) of the Plan shall apply to French Options only to the extent the claw back/forfeiture provided for in such Article is not considered as a monetary sanction prohibited by Article L. 1331-2 of the French Labor Code.

12.           Adjustments

Notwithstanding the provisions of Article 12 of the Plan, the Exercise Price and the number of French Options granted to French Eligible Employees shall not be modified once the French Options have been granted, except in cases which are authorized or compulsory under French Law.

The Exercise Price and the number of the Shares purchased under the French Sub Plan shall only be adjusted upon the occurrence of the events provided for under Article L. 225-181 of the French Commercial Code. Any such adjustments shall be made in accordance with French Law.

13.           Availability of Shares

The Company shall at any time hold a number of treasury Shares in excess of the number of French Options that are exercisable pursuant to the French Sub Plan.

14.           Registered form of the Shares

At the Date of Exercise, the Shares purchased by a French Participant shall be in registered form or booked by the Company in a specific securities personal account in the name of the French Participant.

15.           Reporting requirements – French Subsidiaries

French Subsidiaries shall comply with the reporting requirements set forth by Article 91 bis of Annex II of the French Tax Code.

In particular, before February 15 of the year following the year of exercise of French Options by a French Participant, the relevant French Subsidiary shall send to the French Participant and to the French tax authorities an individual report providing for, in particular, the Date of Grant, the Date of Exercise, the number of Shares purchased by the French Participant, the French Exercise Price and, if the French Exercise Price is less than 95% of the average of the closing trading prices of a Share during the twenty (20) trading days preceding the Date of Grant or of the average purchase price of the treasury Shares held by the Company on the Date of Grant, the amount of the difference between (i) 95% of the higher of the average of the closing trading prices of a Share during the twenty (20) trading days preceding the Date of Grant and the average purchase price of the treasury Shares held by the Company on the Date of Grant and (ii) the French Exercise Price.

16.           Effective Date – Duration of the French Sub Plan

The French Sub Plan shall be effective as of January 26, 2012 (the “French Effective Date”).

The expiration date of the French Sub Plan shall be the expiration date of the Plan, i.e. the tenth anniversary of the Effective Date. No French Options shall be granted under the French Sub Plan thereafter.

17.           Administration of the French Sub Plan – Amendments

Article 4(b)(v), (vi), (ix) and (x) shall authorize the Committee to modify the key terms and conditions of the French Options after the Date of Grant, it being precised that the Committee shall have the sole and plenary authority after the Date of Grant to establish, amend, suspend, or waive any rules and regulations in accordance with French Law and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan.

Any amendment of this French Sub Plan made according to Articles 4 and 13 of the Plan shall be made in accordance with French Law.

18.           Award Agreement

The Award Agreement described in Article 14(a) of the Plan shall in particular indicate (i) the number of French Options, (ii) the French Exercise Price and (iii) the Date of Grant.

19.           Governing Law

The Sub Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware.